Exhibit 99.1

Schlumberger Announces Third-Quarter 2016 Results

•	Revenue of $7.0 billion decreased 2% sequentially

•	Pretax operating income of $815 million increased 9% sequentially

•	GAAP EPS was $0.13. Excluding Cameron merger and integration charges, EPS was $0.25

•	Cash flow from operations was $1.4 billion. Free cash flow was $699 million

•	Quarterly cash dividend of $0.50 per share approved

Houston, October 20, 2016 – Schlumberger Limited (NYSE:SLB) today reported results for the third quarter of 2016.

	(Stated in millions, except per share amounts)
	Three Months Ended			Change
	Sept. 30, 2016	Jun. 30, 2016	Sept. 30, 2015	Sequential		Year-on-year
Revenue	$7,019	$7,164	$8,472	-2%		-17%
Pretax operating income	$815	$747	$1,521	9%		-46%
Pretax operating margin	11.6%	10.4%	18.0%	119	bps	-634	bps
Net income (loss) (GAAP basis)	$176	$(2,160)	$989	n/m		-82%
Net income, excluding charges and credits*	$353	$316	$989	12%		-64%
Diluted EPS (loss per share) (GAAP basis)	$0.13	$(1.56)	$0.78	n/m		-83%
Diluted EPS, excluding charges and credits*	$0.25	$0.23	$0.78	9%		-68%

*	These are non-GAAP financial measures. See section entitled “Charges & Credits” for details.
n/m	= not meaningful

Schlumberger Chairman and CEO Paal Kibsgaard commented, “After calling the bottom of the cycle in the second quarter of this year, our business stabilized in the third quarter following a drop of more than 50% in pro forma revenue during the previous seven quarters. Over the same period, we have removed $6 billion from our quarterly cost base.

“Our third-quarter revenue decreased 2% sequentially, driven largely by the expected reduction in activity at Cameron as the order backlog of products declined. In spite of the challenging business environment, Cameron delivered strong financial results that were partly supported by excellent progress in the integration process.

“Excluding Cameron, revenue increased 1% sequentially driven by higher activity in the North America and Middle East Areas as well as in the Australia and Russia GeoMarkets. In North America, a modest increase in activity on land was partially tempered by lower offshore rig count in the US Gulf of Mexico. At the same time, increased activity during the peak summer drilling campaigns in Russia and new projects in the Middle East and Australia GeoMarkets were offset by continued weakness in Latin America, the North Sea, Sub-Saharan Africa and Southeast Asia.

“The solid nature of these results is apparent through incremental and decremental margin performance. The 12% sequential drop in Cameron Group revenue translated to a decremental margin of only 19% as a result of strong execution, accelerated integration, and effective cost control; while the 1% sequential increase in revenue for the remainder of the company leveraged strong execution and transformation effects to generate incremental margins north of 65%, excluding the effects of last quarter’s impairment charges.

“Among the business segments, the third-quarter revenue of the Reservoir Characterization Group increased 5% due to increased WesternGeco marine surveys in the North Sea, additional land seismic surveys in Saudi Arabia and Kuwait, solid progress on the early production facilities in Kuwait, and the seasonal increase of Wireline and Testing activity in Russia and Kazakhstan. Production Group revenue declined slightly by 1% as lower fracturing and completions activity in Latin America, the North Sea, and the Middle East was offset by increased fracturing activity on land in North America. Drilling Group revenue was also down by 1% due to the prolonged decline in deepwater activity in Sub-Saharan Africa, Brazil, and the Asia-Pacific region, which was only partially offset by the strong recovery in directional drilling activity in US land. Cameron Group revenue was sequentially lower by 12% primarily due to reduced product sales from a declining order backlog.

“Pretax operating margins improved 119 basis points (bps) to 11.6% in the third quarter as a result of steady progress of our transformation program, further streamlining of our global support structure, and early efforts in high-grading our contract portfolio. Margins were also partly boosted by the capacity reductions and asset impairments we made in the second quarter.

“Among the Groups, Reservoir Characterization pretax operating margin improved 292 bps sequentially to 19.1% while the Drilling Group margin increased 241 bps to 10.8% and the Production Group margin grew 41 bps to 4.7%. Sequentially, Cameron Group operating margin decreased 34 bps to 16.0% on the declining order backlog, although this was partially mitigated by strong project execution and cost controls leading to a decremental margin of only 19%. Diluted earnings per share of $0.25, excluding Cameron merger and integration charges, improved 9% sequentially.

“Free cash flow generation of $699 million in the third quarter was solid as inventory and capex investments remained tightly managed. However, working capital was negatively affected by lower than expected collections as we are now seeing widespread delays in payments from customers in all geographies. This is a clear sign of the persistent financial distress across the industry.

“In the global oil market, the supply and demand of crude is now more or less balanced as evidenced by flattening petroleum inventory levels and the start of consistent draws toward the end of the quarter—particularly in North America. At the same time, oil demand for 2017 was again revised upward in October and if combined with OPEC’s announced intention to cut production, this suggests further inventory draws in the coming quarters that should lead to upward movement in prices.

“In terms of 2017 E&P investment, visibility remains limited as our customers are still in the planning process. We maintain that a broad-based V-shaped recovery is unlikely given the fragile financial state of the industry, although we do see activity upside in 2017 in North America land, the Middle East and Russia markets. We are therefore ensuring that we are optimally positioned to capture a large share of this upside that we can subsequently turn it into positive earnings contributions.

“With the unparalleled cost and cash discipline we have established, we are confident in our capability to deliver incremental margins north of 65% and a free cash conversion rate above 75%. Going forward, this will give us significant flexibility to both re-invest in our business and steadily return cash to our shareholders. This capability, together with our unmatched scale and our unique ability to drive change throughout our company, clearly sets us apart from other industry players.”

Other Events

During the quarter, Schlumberger repurchased 2 million shares of its common stock at an average price of $77.02 per share for a total purchase price of $156 million.

On July 25, 2016, Schlumberger and Golar LNG Limited announced the creation of OneLNGSM, a joint venture to rapidly develop low-cost gas reserves to LNG. The combination of Schlumberger reservoir knowledge, wellbore technologies, and production management capabilities, with Golar’s low cost FLNG (Floating LNG) solution, is expected to offer gas resource owners faster and lower cost development thereby increasing the net present value of the resources.

On October 19, 2016, the Company’s Board of Directors approved a quarterly cash dividend of $0.50 per share of outstanding common stock, payable on January 13, 2017 to stockholders of record on December 7, 2016.

Consolidated Revenue by Geography

	(Stated in millions)
	Three Months Ended		Change
	Sept. 30, 2016	Jun. 30, 2016	Sequential
North America	$1,699	$1,737	-2%
Latin America	992	1,007	-1%
Europe/CIS/Africa	1,872	1,948	-4%
Middle East & Asia	2,385	2,404	-1%
Eliminations & other	71	68	—

	$7,019	$7,164	-2%

North America revenue	$1,699	$1,737	-2%
International revenue	$5,249	$5,359	-2%

Third-quarter revenue of $7.0 billion decreased 2% sequentially with North America declining 2% and international down 2%. Excluding Cameron Group results, third-quarter revenue increased 1% sequentially led by growth in the North America and Middle East & Asia Areas.

North America

In North America, overall revenue declined 2% sequentially. Excluding Cameron Group results, land revenue grew 14% sequentially through higher drilling and fracturing activity as the average US land rig count increased sequentially and fracturing stage count increased 17%. Pricing improvements were limited and much of the increase in land drilling activity in the US was driven by small North American independents. This increased volume of work was partially offset by unfavorable job and technology mixes. The land revenue increase was further offset by decreased Cameron Group sales such that overall land revenue increased by 5%. Offshore revenue decreased 13% sequentially due to a 9% average rig count decline in the US Gulf of Mexico, reduced WesternGeco multiclient seismic license fees, and lower Cameron Group Drilling sales on declining backlog orders.

International Areas

International revenue declined 2% sequentially due to continued pricing pressure across most GeoMarkets and reduced Cameron Group Drilling sales. In spite of this, robust activity improvements were seen in the Russia and Central Asia GeoMarkets on seasonal summer drilling strength as well as from new projects in the Middle East and Australia.

Revenue in the Latin America Area declined 1% sequentially as drilling and production activity in Brazil and Argentina declined on lower rig count while activity in Colombia and Venezuela remained subdued. The effect of this decline was partially offset by increased revenue in the Mexico & Central America GeoMarket on higher WesternGeco multiclient seismic license sales and Cameron Group sales.

Europe/CIS/Africa Area revenue decreased 4% sequentially, mainly in the Central & West Africa, Angola, and UK GeoMarkets where rig count decreased and projects were either completed or delayed. In Nigeria, a deteriorating security situation affected drilling and production activity while North Africa activity was muted. Revenue in the Russia and Central Asia GeoMarkets was strong as drilling peaked during the summer season and the Russian ruble strengthened.

Middle East & Asia Area revenue declined 1% sequentially. This was mainly due to lower activity in Indonesia, the UAE, and the South East Asia GeoMarkets as a result of continued customer budget cuts and project completions. In addition, Cameron Group Drilling sales in the Area also declined. However, the effect of these declines was mitigated by higher revenue in Saudi Arabia, Iraq and Kuwait on new projects, increased drilling activity, and additional land seismic surveys. Australia & Papua New Guinea GeoMarket revenue also increased as drilling activity began to recover following seven consecutive quarters of decline.

Reservoir Characterization Group

	(Stated in millions, except margin percentages)
	Three Months Ended			Change
	Sept. 30, 2016	Jun. 30, 2016	Sept. 30, 2015	Sequential		Year-on-year
Revenue	$1,689	$1,609	$2,380	5%		-29%
Pretax operating income	$322	$260	$616	24%		-48%
Pretax operating margin	19.1%	16.1%	25.9%	292	bps	-684	bps

Reservoir Characterization Group revenue was $1.7 billion, with 76% coming from international operations. Revenue was 5% higher sequentially due to increased WesternGeco marine surveys in the North Sea, additional land seismic activity in Saudi Arabia and Kuwait, solid progress on the early production facilities in Kuwait, increased Wireline and Testing activity in Russia and Kazakhstan during the summer season, and increased process systems deliveries in Brazil and Iraq.

Pretax operating margin of 19% increased 292 bps sequentially and generated an incremental margin of 78%. This improvement was due to the benefits of cost initiatives across the Group, the impact of asset impairments recorded last quarter and increased high-margin Wireline and Testing Services activity. Results were also driven by improved profitability on increased WesternGeco marine and land seismic surveys.

Reservoir Characterization Group performance was enhanced by a number of Integrated Services Management (ISM) projects, transformation efficiencies using standard work instructions (SWI), technology deployments, and new contract awards during the quarter.

Offshore Uruguay, ISM coordinated directional drilling, bits, logging-while-drilling, wireline, mudlogging, cementing, and cuttings treatment services on a deepwater exploration well for Total. The well was drilled in a record water depth of 3,404 m. The ISM team collaborated with Total representatives and local government officials to resolve import, licensing, and logistical challenges in this new operating region, which enabled the well to be completed on schedule. The contract provided commercial alignment between the two companies due to their shared objectives. During the 84 days of operations, the customer benefitted from zero lost-time injuries or accidents and less than one hour of nonproductive time.

In the Norwegian sector of the North Sea, Schlumberger enabled Det norske oljeselskap ASA (Det norske) in achieving all predrilling milestones via an integrated development plan in the Ivar Aasen field. This ongoing development integrates drilling, reservoir characterization, and completions disciplines by establishing an in-house team to conduct early and extended project engagement with the customer. Colocating Schlumberger personnel with Det norske staff offshore, and in the primary office location onshore, facilitated support from many Schlumberger disciplines, including project management, drilling and measurements, bits, drilling tools, fluids and environmental services, wireline logging, well services, geomechanics, and completions. The customer benefitted from delivery of twice as many wells as planned within the given timeframe and remained on schedule to begin production as planned, which is expected to be before the end of 2016.

In Norway, Statoil awarded WesternGeco a contract for a 4D monitoring survey over 60 km2 of the Gulfaks field. In addition, Lundin Norway awarded WesternGeco a contract for a 4D monitoring survey over 40 km2 of the Edvard Grieg field. Each survey in the North Sea will use Q-Seabed* multicomponent seabed seismic system technology and be conducted by two WesternGeco vessels specially rigged for complex seabed operations.

Petronas, through its wholly-owned subsidiary Petronas (E&P) Overseas Ventures Sdn. Bhd., has signed an agreement to license a significant part of the WesternGeco wide-azimuth (WAZ) deepwater multiclient seismic survey in the Campeche Bay. The three-year project is the first WAZ multiclient broadband survey in the Mexican waters of the Gulf of Mexico and follows the government’s opening of licensing rounds to non-government companies for the first time. WesternGeco has acquired more than 80,000 km2 of data in the last year, which are available for oil and gas companies participating in exploration in Mexico.

Schlumberger has entered into agreements with BP and Rosneft to collaborate on an innovative research and development project to develop cableless land seismic acquisition technology that could significantly change the design and acquisition of land seismic surveys. Rosneft will join as an equal partner in BP’s ongoing project with WesternGeco to develop the technology, which is anticipated to improve subsurface imaging as well as the efficiency of exploration, appraisal, and field development. Development of the acquisition system is expected to take two years. BP and Rosneft will then have preferential access to the technology for a period of time, after which Schlumberger will have exclusive marketing rights.

In Kazakhstan, Wireline used MDT* modular formation dynamics tester technology in three wells for Embamunaigas, a subsidiary of KazMunaiGas. MDT service enabled the acquisition of high-quality fluid samples and real-time reservoir pressure measurements in one trip. Equipped with an IFA* in-situ fluid analyzer, the MDT toolstring delivered downhole fluid analysis data in real time. In addition, use of CMR-Plus* combinable magnetic resonance technology determined reservoir permeability, water cut, and hydrocarbon pore volume at speeds three to five times faster than a conventional magnetic resonance tool. Subsequent testing proved oil flow and the collected data will enable the customer to de-risk similar layers in adjacent wells.

In Russia and Central Asia, the Schlumberger transformation program enabled increases in reliability through the use of SWI for Testing Services operations. By focusing on three distinct organizational areas of maintenance, resource planning, and service delivery, the adoption of SWI enabled a service delivery record of zero nonproductive time for 80,000 operating hours during the first half of 2016.

Drilling Group

	(Stated in millions, except margin percentages)
	Three Months Ended			Change
	Sept. 30, 2016	Jun. 30, 2016	Sept. 30, 2015	Sequential		Year-on-year
Revenue	$2,021	$2,034	$3,219	-1%		-37%
Pretax operating income	$218	$171	$594	28%		-63%
Pretax operating margin	10.8%	8.4%	18.4%	241	bps	-764	bps

Drilling Group revenue of $2.0 billion, of which 79% came from the international markets, decreased by 1% sequentially. This was due to the continued deepwater activity decline that impacted Drilling & Measurements results in Sub-Saharan Africa, Brazil, and the Asia-Pacific region, partially offset by the drilling activity recovery on land in the US.

Pretax operating margin of 11% expanded 241 bps sequentially despite the slight revenue decline. This was due to the benefits of our transformation, the impact of asset impairments recorded last quarter, and the reduced losses in Venezuela after further resizing GeoMarket resources to levels commensurate with the reduced activity.

A combination of Integrated Drilling Services (IDS) contract awards, transformation efficiencies from remote operations, and new technology deployments contributed to Drilling Group performance in the third quarter.

In Norway, Wintershall Norge AS awarded Schlumberger a four-year IDS contract with an option for two two-year extensions on the Brage platform on the Norwegian Continental Shelf. The largely performance-based contract combines all services into one contract and represents the intent of the two companies to work as one team. In addition, there are strong incentives to optimize drilling efficiency and extend the late-life production of the Brage field until 2030 and beyond. The plan includes a five-well infill drilling campaign starting in 2017.

Hokchi Energy S.A. de C.V., a subsidiary of Pan American Energy LLC, together with E&P Hidrocarburos y Servicios S.A. de C.V., awarded Schlumberger an IDS contract for the supply of drilling, drillstem testing, and abandonment services for an evaluation plan in the Hokchi field in Mexico. The integrated contract includes project coordination, directional drilling, and measurement- and logging-while-drilling services.

In the UK sector of the North Sea, Schlumberger provided GeoSphere* reservoir mapping-while-drilling service for Premier Oil to drill six wells in the Catcher field. GeoSphere technology, which reveals subsurface bedding and fluid contact details more than 100 ft from the wellbore, enabled the precise planning of well trajectories while drilling to avoid the need for sidetracks. Before development, it was predicted that one-in-three wells in the Catcher field would require a sidetrack due to difficult drilling conditions. However, none of the six wells drilled to date using GeoSphere technology required sidetracking, and all six wells came in at or ahead of expectations.

Offshore Mexico, Bits & Drilling Tools used Direct XCD* drillable alloy casing bit technology for Pemex to overcome challenging borehole conditions in the casing-while-drilling of 15 shallow-water exploration wells. Direct XCD technology uses standard casing that is rotated at the surface to drill and case to total depth in a single run. Schlumberger provided casing-while-drilling engineering analysis combined with a plan to avoid failures that resulted in all casing secured at, or deeper than the planned total depths. Direct XCD technology helped reduce nonproductive time by 10 days compared with a conventional approach. Overall, the customer saved $1.3 million.

In Ohio, Drilling & Measurements used a combination of technologies to drill a well for Eclipse Resources in the Utica Shale field. The technologies included the PowerDrive vorteX* powered rotary steerable system that optimized directional drilling and the TelePacer* modular MWD platform that provided a configurable set of integrated measurements. These were paired with a Smith Bits customized polycrystalline diamond compact bit with thermally stable diamond inserts to extend bit life. The well had a total measured depth of 27,048 ft and was drilled in less than 18 days with a completed lateral extension of approximately 18,500 ft. This well is the longest onshore horizontal lateral ever drilled in the US and Eclipse Resources has dubbed it a “super lateral”. Drilled in one bit run, this super lateral helped the customer reduce costs by decreasing the number of horizontal penetrations required to develop the reservoir.

In Russia, Bits & Drilling Tools deployed a 17000 series drilling-type underreamer (DTU) for Sakhalin Energy Investment Company Ltd. to underream a well in the Lunskoye field offshore Sakhalin Island. Used to underream while drilling, the DTU has three retractable cutting arms that are opened and held in position by continuous hydraulic pressure. As a result, the customer improved operational efficiency and saved approximately 45 hours of rig time by completing the operation in a single run.

In the UK sector of the North Sea, Bits & Drilling Tools used the ProMILL* trip-saving milling and underreaming system to complete a plug-and-abandon operation for Shell on the offshore Brent Bravo platform. ProMILL technology, which combines an underreamer and section mill into a single-trip solution to achieve rock-to-rock zonal isolation, saved two runs and was significantly faster than conventional systems.

In China, Drilling & Measurements used PowerDrive Xceed* ruggedized rotary steerable system technology for Shell to achieve the required dogleg severity in a well in the interbedded Daanzhai formation. This operation was in response to the drilling of two previous wells that collapsed due to wellbore instability issues. Schlumberger engineering, subsurface, geomechanics, and drilling teams collaborated to deliver a prejob well engineering plan that incorporated drilling data from offset wells. In addition, the drilling phase was supported by experienced engineers in the China Land Operations Center in Chengdu who monitored operations, performed essential tasks, and responded to challenges in real time. The customer benefitted by a reduction in drilling time of 52% and based on cost per meter, the well ranks among the best in class for the field.

Production Group

	(Stated in millions, except margin percentages)
	Three Months Ended			Change
	Sept. 30, 2016	Jun. 30, 2016	Sept. 30, 2015	Sequential		Year-on-year
Revenue	$2,083	$2,099	$2,915	-1%		-29%
Pretax operating income	$98	$90	$327	9%		-70%
Pretax operating margin	4.7%	4.3%	11.2%	41	bps	-652	bps

Production Group revenue of $2.1 billion was essentially flat sequentially as lower fracturing and completions activity in Latin America, the North Sea, and the Middle East was offset by increased fracturing activity on land in North America. While the increase in the price of WTI has led to greater operator confidence and a continuing increase in the land rig count in North America, this has yet to have a meaningful effect on service pricing and operating margins. The growth in revenue from US land was driven by a 17% increase in fracturing stage count, although an unfavorable job and technology mix combined with the limited pricing improvement partially offset increased activity.

Pretax operating margin of 5% increased 41 bps sequentially. This was due to the benefits of cost management initiatives, the impact of asset impairments recorded last quarter, and improved asset utilization from an increasing volume of work on land in North America. Schlumberger Production Management project activity continued to contribute accretive margins to the Group.

Production Group results benefitted from a number of Integrated Production Services (IPS) contract awards, transformation initiatives using SWI, and new technology deployments during the quarter.

In Oman, Petroleum Development Oman awarded Schlumberger a three-year contract with optional seven-year and five-year extensions for the provision of integrated progressive cavity pump equipment and services covering the Marmul, Rahab, Thulilat, and Qaharier Qatab areas. Equipment delivery and services began in the second quarter of 2016 while an additional scope of work related to the Sadad-Nafoorah fields in the Bahja area is covered by a separate lease agreement that began in August 2016.

In Brunei, Schlumberger was awarded the upper and lower completion workscopes by Brunei Shell Petroleum. The five-year contract starts in the first quarter of 2017 and will service a minimum of three rigs.

In South Texas, Schlumberger partnered with Lonestar to establish the GeoEngineered Performance Alliance to hydraulically fracture three wells in the Eagle Ford Shale play on the Ranger Beall Ranch lease. Early production results from the first 150 days showed a 63% improvement in cumulative oil production per lateral foot of reservoir contact for the same time period when compared with offset wells completed in July 2015.

Also in South Texas, Sundance Energy Australia Limited and Schlumberger entered into an alliance to re-fracture at least five Eagle Ford wells in McMullen County, starting in the third quarter of 2016. According to the agreement, production increases from the refracturing treatments that exceed the production forecast of the wells provide the basis for Schlumberger remunerations. The re-fracturing campaign, led by IPS, is deploying BroadBand* unconventional reservoir completion services and is expected to generate a production increase of five-to-six times the current production rate for each well and a 40% to 50% improvement in the estimated ultimate recoverable reserves.

Laredo Petroleum has entered into a long-term partnership with Schlumberger to develop strategies to improve the effectiveness of well completions in the Permian basin. The partnership leverages an integrated approach using technologies such as the Petrel* E&P software platform with Mangrove* engineered stimulation design to build a foundation model that enables the customer to improve its understanding of key production drivers in the area. The 3D petrophysical and geomechanical earth modeling supports landing zone and hydraulic fracture completion optimization in multiple pay zones to improve development strategies.

In West Texas, Well Services used BroadBand Sequence* fracturing service to increase production in a horizontal well in the Wolfcamp Shale formation. Conventional fracturing methods are challenged by the formation’s deep, highly pressured shales made up of laminated layers as well as by the heterogeneity of the reservoir. BroadBand Sequence technology sequentially isolated, fractured, and stimulated every cluster in each zone of the wellbore to ensure they would contribute to the well’s full potential. As a result, the production of this well has increased 42% compared with offset wells of the same lateral length, number of stages, and volumes of proppant and fluids used.

Offshore UAE, Well Services used HiWAY* flow-channel fracturing technique and UltraMARINE* seawater-based fracturing fluid technology to stimulate low-permeability, high-stress source rock for Dubai Petroleum. Eight proppant fracturing jobs were successfully placed with over half a million pounds pumped. The eight jobs represent the world’s first offshore multistage, source-rock, proppant fracturing treatments and were completed in 40 hours.

In Western Canada, the Schlumberger transformation program enabled increases in reliability and service delivery through the use of SWI. By focusing on the use of SWI to ensure procedural adherence for multistage stimulation and liner hanger operations, Completions reduced nonproductive time to zero for the first half of 2016.

Cameron Group

	(Stated in millions, except margin percentages)
	Three Months Ended			Change
	Sept. 30, 2016	Jun. 30, 2016	Sept. 30, 2015*	Sequential		Year-on-year
Revenue	$1,341	$1,525	$2,222	-12%		-40%
Pretax operating income	$215	$250	$390	-14%		-45%
Pretax operating margin	16.0%	16.4%	17.6%	-34	bps	-151	bps

*	Third-quarter 2015 is presented on a pro forma basis for comparative purposes.

Cameron Group revenue of $1.3 billion, of which 67% came from international markets, decreased 12% sequentially. Among the Group’s businesses, Drilling reported the largest decline driven by the decreasing backlog coupled with a slowdown in offshore service activity; OneSubsea was impacted by project scheduling revisions and customer delays; and Surface also saw a slowdown in project shipments. Valves & Measurement, however, was marginally higher on increased shipments for international projects.

Pretax operating margin of 16% declined 34 bps sequentially due to the drop in high-margin Drilling project volume. Despite the significant drop in revenue, sequential decremental margin was only 19%, boosted by strong project execution in OneSubsea, improved manufacturing efficiency, and overall strong cost control across the Group.

New contract awards for Subsea alliances, Surface revenue synergies, and a global frame agreement during the quarter will provide future growth for the Cameron Group.

Subsea Services Alliance, a collaboration between Helix Energy Solutions Group, Inc. and Schlumberger, announced the development launch of the first riserless open-water abandonment module (ROAM) system. The 18 3⁄4-in large bore system will enhance well abandonment capacity from a well intervention vessel by allowing tubing to be pulled in open water in a safe and environmentally contained manner. The ROAM system will be engineered and built at the OneSubsea manufacturing facility in Aberdeen, Scotland. This system, which will complement existing intervention riser systems and subsea intervention lubricators, is expected to be commercially available in the third quarter of 2017.

OneSubsea signed two five-year global frame agreements with BP to provide engineering, procurement and construction of subsea production systems (SPS), and aftermarket services. The agreements, specifically formulated to accommodate supplier-led solutions, provide a framework for worldwide supply of SPS technology and aftermarket services, including service personnel and rental equipment.

Chevron Thailand Exploration and Production awarded Schlumberger a contract for services for six or more rigs commencing in the third quarter of 2016 and continuing through 2018. The award encompasses Cameron Group Surface wellheads, trees and systems; as well as Wireline openhole and cased-hole logging services; and M-I SWACO drilling fluids products, services, and supply of barite. This contract was awarded based on an integrated proposal designed for the high-temperature reservoirs in the Gulf of Thailand.

Financial Tables

Condensed Consolidated Statement of Income

	(Stated in millions, except per share amounts)
	Third Quarter		Nine Months
Periods Ended September 30,	2016	2015	2016	2015
Revenue	$7,019	$8,472	$20,703	$27,731
Interest and other income	54	60	153	155
Expenses
Cost of revenue	6,142	6,798	17,917	22,028
Research & engineering	253	273	750	819
General & administrative	92	122	305	362
Impairments & other (1)	—	—	2,573	439
Merger & integration (1)	237	—	571	—
Interest	149	86	431	254

Income (loss) before taxes	$200	$1,253	$(1,691)	$3,984
Taxes on income (loss) (1)	10	250	(259)	859

Net income (loss)	$190	$1,003	$(1,432)	$3,125
Net income attributable to noncontrolling interests	14	14	50	37

Net income (loss) attributable to Schlumberger (1)	$176	$989	$(1,482)	$3,088

Diluted earnings (loss) per share of Schlumberger (1)	$0.13	$0.78	$(1.10)	$2.42

Average shares outstanding	1,392	1,265	1,345	1,270
Average shares outstanding assuming dilution	1,401	1,272	1,345	1,278

Depreciation & amortization included in expenses (2)	$998	$1,026	$3,078	$3,115

(1)	See section entitled “Charges & Credits” for details.
(2)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs and SPM investments.

Condensed Consolidated Balance Sheet
	(Stated in millions)
	Sept. 30,	Dec. 31,
Assets	2016	2015
Current Assets
Cash and short-term investments	$10,756	$13,034
Receivables	9,565	8,780
Other current assets	6,104	5,098

	26,425	26,912
Fixed income investments, held to maturity	354	418
Fixed assets	13,004	13,415
Multiclient seismic data	1,042	1,026
Goodwill	24,957	15,605
Intangible assets	9,837	4,569
Other assets	4,975	6,060

	$80,594	$68,005

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$9,439	$7,727
Estimated liability for taxes on income	1,092	1,203
Short-term borrowings and current portion of long-term debt	3,739	4,557
Dividends payable	702	634

	14,972	14,121
Long-term debt	17,538	14,442
Deferred taxes	2,622	1,075
Postretirement benefits	1,293	1,434
Other liabilities	1,595	1,028

	38,020	32,100
Equity	42,574	35,905

	$80,594	$68,005

Net Debt

“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful supplemental information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt.

“Free cash flow” represents cash flow from operations less capital expenditures, SPM investments and multiclient seismic data costs capitalized. Management believes that free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of the ability of our business to generate cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to our shareholders through dividend payments or share repurchases. Free cash flow does not represent the residual cash flow available for discretionary expenditures.

Net Debt and free cash flow are non-GAAP financial measures that should be considered in addition to, not as substitute for, or superior to, total debt or cash flow from operations.

Details of changes in Net Debt follow:

		(Stated in millions)
Periods Ended September 30,		Nine Months 2016	Third Quarter 2016	Nine Months 2015
Net income (loss) before noncontrolling interests		$(1,432)	$190	$3,125
Impairment and other charges, net of tax		2,652	177	383

Net income before noncontrolling interest, excluding charges & credits		1,220	367	3,508
Depreciation and amortization (1)		3,078	998	3,115
Pension and other postretirement benefits expense		139	47	326
Stock-based compensation expense		210	65	250
Pension and other postretirement benefits funding		(127)	(44)	(292)
Change in working capital		(223)	27	(509)
Other		(49)	(54)	229

Cash flow from operations (2)		4,248	1,406	6,627

Capital expenditures		(1,401)	(403)	(1,783)
SPM investments		(869)	(140)	(350)
Multiclient seismic data capitalized		(497)	(164)	(336)

Free cash flow		1,481	699	4,158

Stock repurchase program		(662)	(156)	(1,784)
Dividends paid		(1,951)	(696)	(1,786)
Proceeds from employee stock plans		344	149	423

		(788)	(4)	1,011

Business acquisitions and investments, net of cash acquired plus debt assumed		(3,866)	(76)	(324)
Discontinued operations - settlement with US Department of Justice		—	—	(233)
Other		34	(42)	(271)

(Increase) decrease in Net Debt		(4,620)	(122)	183
Net Debt, beginning of period		(5,547)	(10,045)	(5,387)

Net Debt, end of period		$(10,167)	$(10,167)	$(5,204)

Components of Net Debt	Sept. 30, 2016	Jun. 30, 2016	Dec. 31, 2015	Sept. 30, 2015
Cash and short-term investments	$10,756	$11,192	$13,034	$6,605
Fixed income investments, held to maturity	354	386	418	439
Short-term borrowings and current portion of long-term debt	(3,739)	(3,371)	(4,557)	(4,761)
Long-term debt	(17,538)	(18,252)	(14,442)	(7,487)

	$(10,167)	$(10,045)	$(5,547)	$(5,204)

(1)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs and SPM investments.
(2)	Includes severance payments of approximately $700 million and $605 million during the nine months ended September 30, 2016 and 2015, respectively, and $170 million during the third quarter of 2016. Also includes approximately $100 million of one-off transaction-related payments associated with the acquisition of Cameron during the nine months ended September 30, 2016.

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this third-quarter 2016 Earnings Release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). Net income, excluding charges & credits, as well as measures derived from it (including diluted earnings per share, excluding charges & credits; net income before noncontrolling interests, excluding charges & credits; and effective tax, excluding charges & credits) are non-GAAP financial measures. Management believes that the exclusion of charges & credits from these financial measures enables it to evaluate more effectively Schlumberger’s operations period over period and to identify operating trends that could otherwise be masked by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures.

	(Stated in millions, except per share amounts)
	Third Quarter 2016
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS
Schlumberger net income, excluding charges & credits	$437	$70	$14	$353	$0.25

Amortization of purchase accounting inventory fair value adjustment	(149)	(45)	—	(104)
Merger-related employee benefits and professional fees	(46)	(10)	—	(36)
Other merger and integration-related	(42)	(5)	—	(37)

Schlumberger net income (GAAP basis)	$200	$10	$14	$176	$0.13

	Second Quarter 2016
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS
Schlumberger net income, excluding charges & credits	$394	$64	$14	$316	$0.23

Fixed asset impairments	(1,058)	(177)	—	(881)
Workforce reduction	(646)	(63)	—	(583)
Inventory write-downs	(616)	(49)	—	(567)
Multiclient seismic data impairment	(198)	(62)	—	(136)
Other restructuring charges	(55)	—	—	(55)
Amortization of purchase accounting inventory fair value adjustment	(150)	(45)	—	(105)
Merger-related employee benefits and professional fees	(92)	(17)	—	(75)
Other merger and integration-related	(93)	(19)	—	(74)

Schlumberger net loss (GAAP basis)	$(2,514)	$(368)	$14	$(2,160)	$(1.56)

	(Stated in millions, except per share amounts)
	Nine Months 2016
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS
Schlumberger net income, excluding charges & credits	$1,453	$233	$50	$1,170	$0.86

Fixed asset impairments	(1,058)	(177)	—	(881)
Workforce reduction	(646)	(63)	—	(583)
Inventory write-downs	(616)	(49)	—	(567)
Multiclient seismic data impairment	(198)	(62)	—	(136)
Other restructuring charges	(55)	—	—	(55)
Amortization of purchase accounting inventory fair value adjustment	(299)	(90)	—	(209)
Merger-related employee benefits and professional fees	(138)	(27)		(111)
Other merger and integration-related	(134)	(24)	—	(110)

Schlumberger net loss (GAAP basis)	$(1,691)	$(259)	$50	$(1,482)	$(1.10)

	Nine Months 2015
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS
Schlumberger net income, excluding charges & credits	$4,423	$915	$37	$3,471	$2.72

Workforce reduction	(390)	(56)	—	(334)
Currency devaluation loss in Venezuela	(49)	—	—	(49)

Schlumberger net income (GAAP basis)	$3,984	$859	$37	$3,088	$2.42

There were no charges or credits during the first quarter of 2016 or the second and third quarters of 2015.

Product Groups

(Stated in millions)
	Three Months Ended
	Sept. 30, 2016		Jun. 30, 2016		Sept. 30, 2015
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Reservoir Characterization	$1,689	$322	$1,609	$260	$2,380	$616
Drilling	2,021	218	2,034	171	3,219	594
Production	2,083	98	2,099	90	2,915	327
Cameron	1,341	215	1,525	250	—	—
Eliminations & other	(115)	(38)	(103)	(24)	(42)	(16)

Pretax operating income		815		747		1,521
Corporate & other		(267)		(241)		(198)
Interest income(1)		24		24		8
Interest expense(1)		(135)		(136)		(78)
Charges & credits		(237)		(2,908)		—

	$7,019	$200	$7,164	$(2,514)	$8,472	$1,253

Effective July 1, 2016, certain business units were transferred among the Product Groups. Financial data for the three months ended June 30, 2016 have been reclassified to conform to this new presentation. The effects of these transfers were not material.

(Stated in millions)
	Nine Months Ended
	Sept. 30, 2016		Sept. 30, 2015
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Reservoir Characterization	$5,044	$913	$7,545	$1,944
Drilling	6,548	760	10,610	2,044
Production	6,529	396	9,679	1,268
Cameron	2,865	465	—	—
Eliminations & other	(283)	(72)	(103)	(34)

Pretax operating income		2,462		5,222
Corporate & other		(679)		(587)
Interest income(1)		61		22
Interest expense(1)		(391)		(234)
Charges & credits		(3,144)		(439)

	$20,703	$(1,691)	$27,731	$3,984

(1)	Excludes interest included in the Product Groups results.

Supplemental Information

1)	What is the definition of incremental or decremental operating margin?

Incremental or decremental operating margin is equal to the ratio of the change in pretax operating income over the change in revenue.

2)	What was the cash flow from operations for the third quarter of 2016?

Cash flow from operations was $1.4 billion for the third quarter of 2016 and included approximately $170 million of severance payments during the quarter.

3)	What was the cash flow from operations for the first nine months of 2016?

Cash flow from operations was $4.2 billion for the first nine months of 2016 and included approximately $700 million of severance payments and $100 million of one-off transaction-related payments associated with the acquisition of Cameron.

4)	What was the free cash flow as a percentage of net income before noncontrolling interests and charges and credits, for the third quarter of 2016?

Free cash flow, which was $699 million and included approximately $170 million of severance payments, as a percentage of net income before noncontrolling interests and charges and credits was 190% for the third quarter of 2016.

5)	What was the free cash flow as a percentage of net income before noncontrolling interests and charges and credits, for the first nine months of 2016?

Free cash flow, which was $1.5 billion and included approximately $700 million of severance payments, $100 million of one-off transaction-related payments, as a percentage of net income before noncontrolling interests and charges and credits was 121% for the first nine months of 2016.

6)	What is the capex guidance for the full year 2016?

Capex (excluding multiclient and SPM investments) is expected to be $2.0 billion for 2016, including three quarters of capex for the acquired Cameron businesses.

7)	What was included in “Interest and other income” for the third quarter of 2016?

“Interest and other income” for the third quarter of 2016 were $54 million. This amount consisted of earnings of equity method investments of $23 million and interest income of $31 million.

8)	How did interest income and interest expense change during the third quarter of 2016?

Interest income of $31 million increased $1 million sequentially. Interest expense of $149 million was flat sequentially.

9)	What is the difference between pretax operating income and Schlumberger’s consolidated income before taxes?

The difference principally consists of corporate items (including charges and credits) and interest income and interest expense not allocated to the segments as well as stock-based compensation expense, amortization expense associated with certain intangible assets (including intangible asset amortization expense resulting from the acquisition of Cameron), certain centrally managed initiatives and other nonoperating items.

10)	What was the effective tax rate (ETR) for the third quarter of 2016?

The ETR for the third quarter of 2016 calculated in accordance with GAAP was 5.1% as compared to 14.6% for the second quarter of 2016.

The ETR for the third quarter of 2016, excluding charges and credits, was 16.0% as compared to 16.2% for the second quarter of 2016.

11)	How many shares of common stock were outstanding as of September 30, 2016 and how did this change from the end of the previous quarter?

There were 1.391 billion shares of common stock outstanding as of September 30, 2016. The following table shows the change in the number of shares outstanding from June 30, 2016 to September 30, 2016.

(Stated in millions)
Shares outstanding at June 30, 2016	1,391
Shares sold to optionees, less shares exchanged	—
Vesting of restricted stock	—
Shares issued under employee stock purchase plan	2
Stock repurchase program	(2)

Shares outstanding at September 30, 2016	1,391

12)	What was the weighted average number of shares outstanding during the third quarter of 2016 and second quarter of 2016 and how does this reconcile to the average number of shares outstanding, assuming dilution used in the calculation of diluted earnings per share, excluding charges and credits?

The weighted average number of shares outstanding during the third quarter of 2016 and second quarter of 2016 was 1.392 billion and 1.389 billion, respectively.

The following is a reconciliation of the weighted average shares outstanding to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share, excluding charges and credits.

	(Stated in millions)
	Third Quarter	Second Quarter
	2016	2016
Weighted average shares outstanding	1,392	1,389
Assumed exercise of stock options	4	3
Unvested restricted stock	5	5

Average shares outstanding, assuming dilution	1,401	1,397

13)	What were multiclient sales in the third quarter of 2016?

Multiclient sales, including transfer fees, were $144 million in the third quarter of 2016 and $145 million in the second quarter of 2016.

14)	What was the WesternGeco backlog at the end of the third quarter of 2016?

WesternGeco backlog, which is based on signed contracts with customers, was $845 million at the end of the third quarter of 2016. It was $865 million at the end of the second quarter of 2016.

15)	What were the orders and backlog for Cameron’s Subsea and Drilling businesses?

Subsea and Drilling orders and backlog were as follows:

	(Stated in millions)
	Third Quarter	Second Quarter
	2016	2016
Orders
Subsea	$434	$315
Drilling	$179	$166

Backlog (at the end of period)
Subsea	$2,527	$2,642
Drilling	$865	$1,050

About Schlumberger

Schlumberger is the world’s leading provider of technology for reservoir characterization, drilling, production, and processing to the oil and gas industry. Working in more than 85 countries and employing approximately 100,000 people who represent over 140 nationalities, Schlumberger supplies the industry’s most comprehensive range of products and services, from exploration through production, and integrated pore-to-pipeline solutions that optimize hydrocarbon recovery to deliver reservoir performance.

Schlumberger Limited has principal offices in Paris, Houston, London and The Hague, and reported revenues of $35.47 billion in 2015. For more information, visit www.slb.com.

*	Mark of Schlumberger or of Schlumberger companies.

Notes

Schlumberger will hold a conference call to discuss the above announcement and business outlook on Friday, October 21, 2016. The call is scheduled to begin at 7:00 a.m. (US Central Time), 8:00 a.m. (Eastern Time) and 1:00 p.m. (London time). To access the call, which is open to the public, please contact the conference call operator at +1 (800) 288-8967 within North America, or +1 (612) 333-4911 outside of North America, approximately 10 minutes prior to the call’s scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” At the conclusion of the conference call an audio replay will be available until November 21, 2016 by dialing +1 (800) 475-6701 within North America, or +1 (320) 365-3844 outside of North America, and providing the access code 399092.

The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available at the same web site until December 30, 2016.

For more information, contact

Simon Farrant – Schlumberger Limited, Vice President of Investor Relations

Joy V. Domingo – Schlumberger Limited, Manager of Investor Relations

Office +1 (713) 375-3535

investor-relations@slb.com

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This third-quarter 2016 earnings release, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts, such as our forecasts or expectations regarding business outlook; growth for Schlumberger as a whole and for each of its Groups and segments (and for specified products or geographic areas within each segment); oil and natural gas demand and production growth; oil and natural gas prices; improvements in operating procedures and technology, including our transformation program; capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger’s customers; the anticipated benefits of the Cameron transaction; the success of Schlumberger’s joint ventures and alliances; future global economic conditions; and future results of operations. These statements are subject to risks and uncertainties, including, but not limited to, global economic conditions; changes in exploration and production spending by Schlumberger’s customers and changes in the level of oil and natural gas exploration and development; demand for our integrated services and new technologies; our future cash flows; the success of our transformation efforts; general economic, political and business conditions in key regions of the world; foreign currency risk; pricing pressure; weather and seasonal factors; operational modifications, delays or cancellations; production declines; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services and climate-related initiatives; the inability of technology to meet new challenges in exploration; the inability to integrate the Cameron business and to realize expected synergies; the inability to retain key employees; and other risks and uncertainties detailed in this third-quarter 2016 earnings release and our most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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